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EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the use in this registration statement on Form S-8 of our report dated January 13, 1998, except for Note 3(a), as to which the date is February 19, 1998, and Note 3(b) which is as of January 30, 1999 relating to the financial statements of Diplomat Direct Marketing Corporation and Subsidiaries as of September 30, 1997 and for the year then ended and for the nine months ended September 30, 1996 and of our report dated January 30, 1999 relating to the statements of operations and cash flows of Lew Magram Ltd. for the six months ended June 30, 1997.

                                    /s/ Feldman Sherb Horowitz & Co., P.C.
                                    Feldman Sherb Horowitz & Co., P.C.
                                    Certified Public Accountants
                                    (Formerly Feldman Sherb Ehrlich & Co., P.C.)


New York, New York
July 9, 1999